EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: CONWAY G. IVY
SENIOR VICE PRESIDENT, CORPORATE
PLANNING AND DEVELOPMENT
216-566-2102

NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W.,
Cleveland, Ohio 44115 — (216) 566-2140

CLEVELAND, OHIO, January 19, 2005 – The Sherwin-Williams Company (NYSE: SHW) is updating its expectations for the fourth quarter and year 2004 which were last announced on October 21, 2004.

Net sales for the quarter increased 16.7 percent to $1.5 billion due primarily to better-than-expected domestic and foreign sales volume and 2004 acquisitions. The previous expectation for net sales in the fourth quarter had been an increase in the low double digits versus last year’s fourth quarter. Net sales for the year 2004 increased 13.1 percent to $6.1 billion. The better-than-expected sales volume increases partially offset the impact of significantly rising raw material costs during the quarter. The Company’s earnings were favorably impacted by a 2.0 percent reduction in the effective tax rate due to the effects of The American Jobs Creation Act of 2004. Diluted net income per common share is expected to be $.57 per share for the fourth quarter and $2.72 per share for the year 2004. The previous expectation of diluted net income per common share for the fourth quarter of 2004 was in the range of $.48 to $.52 per share while the previous expectation for the year 2004 was in the range of $2.62 to $2.66. The Company will release its full financial results for the fourth quarter and year 2004 on February 3, 2005.

     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

# # #

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.